EXHIBIT 12
                                   ----------


HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

----------------------------------------------------------------------
All dollar amounts are stated in millions.
Three months ended March 31                         1999          1998
----------------------------------------------------------------------
Net income                                      $  221.8      $  324.5
Income taxes                                       121.8         196.0
                                                --------      --------
Income before income taxes                         343.6         520.5
                                                --------      --------
Fixed charges:
  Interest expense <F1>                            509.0         502.2
  Interest portion of rentals <F2>                   8.9          14.9
                                                --------      --------
Total fixed charges                                517.9         517.1
                                                --------      --------
Total earnings as defined                       $  861.5      $1,037.6
                                                ========      ========
Ratio of earnings to fixed charges                  1.66          2.01
                                                ========      ========

<F1> For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

<F2> Represents one-third of rentals, which approximates the portion representing interest.